Exhibit 99.2

CLARIFICATION of X-Rite, Incorporated Press Release

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite, Incorporated, (NASDAQ: XRIT) wishes to clarify a statement made in a press release, BW5211 (MI-X-RITE) "X-Rite Updates First Quarter Revenue Outlook and Announces Additional Expected Cost Savings for Fiscal 2008" issued earlier today regarding its first quarter revenue:

Thomas J. Vacchiano, Chief Executive Officer of X-Rite, was quoted as stating that the Company expects its fiscal first quarter revenue to be down approximately 3% versus last year’s comparable period. The quote should have stated that the Company expects its fiscal first quarter revenue to be down approximately 3% on a pro forma basis including the results of Pantone for the same period last year. We expect first quarter revenue to be in the range of $64 million to $66 million.

Please refer to our original press release for further details.

CONTACT:
X-Rite, Incorporated
Lynn J. Lyall, CFO, 616-803-2888
llyall@xrite.com